Exhibit 21

DELUXE CORPORATION SUBSIDIARIES

Designer Checks, Inc. (Alabama)
Direct Checks Unlimited, LLC (Colorado)
DLX Check Printers, Inc. (Minnesota)
DLX Check Texas, Inc. (Minnesota)
Deluxe Financial Services, Inc. (Minnesota)
Deluxe Financial Services Texas, L.P. (Texas)
Deluxe Mexicana S.A. de C.V. (Mexico) (50% owned)
PPS Holding Company, Inc. (Minnesota)
PPS Services 1, Inc. (Minnesota)
PPS Services 2, Inc. (Minnesota)
Paper Payment Services, LLC (Minnesota)
Plaid Moon, Inc. (Minnesota)